                                  EXHIBIT 11.1
                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

              SCHEDULE OF COMPUTATION OF EARNINGS (LOSS) PER SHARE
                    (In Thousands, Except Per Share Amounts)

                                                  Three Months Ended      Six Months Ended
                                                       June 30,               June 30,
                                                 --------------------  ----------------------
                                                   1995       1996        1995        1996
                                                 ---------  ---------  ----------  ----------

Net Loss                                         $(26,165)  $(58,515)   $(33,067)  $(110,186)
Preferred Stock Preferences                        (9,744)   (10,539)    (19,347)    (21,041)
                                                 --------   --------    --------   ---------

Loss Applicable for Common Stockholders          $(35,909)  $(69,054)   $(52,414)  $(131,227)
                                                 ========   ========    ========   =========

Loss Per Common Share                            $  (0.30)  $  (0.46)   $  (0.45)  $   (0.88)
                                                 ========   ========    ========   =========

Weighted Average Number of Shares Outstanding     117,909    148,558     117,627     148,440
                                                 ========   ========    ========   =========


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